                                                              September 10, 2004

Home Director, Inc.
2525 Collier Canyon Road
Livermore, California 94551

        RE:      COMMON STOCK OF HOME DIRECTOR, INC. REGISTERED ON FORM SB-2
                 -----------------------------------------------------------
Ladies and Gentlemen:

                  We have acted as counsel to Home Director, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") for purposes of registration under the Securities Act of 1933, as amended, of 34,643,679 shares of the Company's common stock for resale by the selling stockholders named in the Registration Statement. As more particularly described in the Registration
Statement, as filed on September 10, 2004, the Company is registering for resale:

                  12,032,475 shares of the Company's common stock owned by
                  selling stockholders; and

                  22,611,204 shares of the Company's common stock issuable to selling stockholders upon the valid exercise of outstanding warrants.

                  We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations, as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals.

                  Based upon the foregoing, we are of the opinion that:

                  (a) the 12,032,475 shares of the Company's common stock owned by the selling stockholders are validly issued, fully paid and nonassessable shares of common stock; and

                  (b) the 22,611,204 shares of the Company's common stock
                  issuable to selling stockholders upon the valid exercise of warrants in accordance with their respective terms, as
                  amended, will, upon such issuance pursuant to such exercise, be validly issued, fully paid and nonassessable shares of
                  common stock.

Home Director, Inc.
September 10, 2004

                  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the General Rules and
Regulations thereunder.

                  We are qualified as lawyers only in the State of New York. Our opinions expressed in this letter are limited to matters governed by the federal laws of the United States of America, the laws of the State of New York, and the statutory provisions of the General Corporation Law of the State of Delaware (as
opposed to decisions of the courts interpreting such statutes).

                  We assume no obligation to advise you of any changes in facts or law relevant to our opinions that may come to our attention subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted or used for any other purpose without our prior written consent.

                                       Very truly yours,

                                       /s/ Kronish Lieb Weiner & Hellman LLP